Wachovia Corporation
301 South College Street
Charlotte, NC 28288-5578

WACHOVIA ASSET SECURITIZATION, INC. 2003HE1
OFFICER'S CERTIFICATE OF THE SERVICER
Wachovia Asset Securitization, Inc. Financial Guaranty Insurance Co.
One Wachovia Center Attn: Research & Risk Management
Attention: General Counsel 125 Park Avenue
Charlotte, NC 28288 New York, NY 10017

Wachovia Asset Securitization, Inc. 2003-HE1 Trust Wells Fargo Bank, Minnesota, N.A.
c/o Wilmington Trust Company 7485 New Horizon Way, MACX39
Rodney Square North Frederick. MD 21703
1100 North Market Street
Wilmington, Delaware 19890-0001

Pursuant to 3.12 of the Servicing Agreement dated as of March 26, 2003, among Wachovia
Bank, National Association, as Servicer, Wachovia Asset Securitization, Inc. 2003-HE1 Trust, as
Issuer, and Wells Fargo Bank, as Indenture Trustee, the undersigned officer hereby certifies that
(i) a review of the activities of the Servicer from January 1, 2006 through December 31, 2006, and of its performance under any servicing agreements to which it is a party, including this
Agreement, has been made under such officer's supervision and (ii) to the best of such officer's knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage
Bankers and has fulfilled all of its material obligations in all material respects throughout such year.

Dated: March 26, 2007
WACHOVIA BANK, NATIONAL ASSOCIATION
As Servicer,
/s/ April Hughey

April Hughey
Vice President